Exhibit (n)

AMENDED MULTI-CLASS PLAN

PURSUANT TO RULE 18f-3 FOR

COHEN & STEERS LOW DURATION PREFERRED AND INCOME FUND, INC.

WHEREAS, Cohen & Steers Low Duration Preferred and Income Fund, Inc. (the “Fund”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to adopt a Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act (the “Plan”) with respect to the Fund; and

WHEREAS, the Fund employs Cohen & Steers Securities, LLC (the “Distributor”) as principal underwriter of the securities of which it is the issuer;

NOW, THEREFORE, the Fund hereby adopts the Plan, in accordance with Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1. Features of the Classes. The Fund issues its shares of common stock in classes: “Class A Shares,” “Class C Shares,” “Class F Shares,” “Class I Shares,” “Class R Shares” and “Class Z Shares.” Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its shareholder servicing or distribution arrangements and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (d) the classes shall have the features described in Sections 2-6 below.

2. Shareholder Services Plan. The Fund has adopted a Shareholder Services Plan with respect to the Class I shares of the Fund, which provides that the Fund pays fees for shareholder account service and maintenance at an annual rate of up to 0.10% of the average daily net asset value of the Class I shares.

3. Distribution and Service Plan. The Fund has adopted a Distribution and Service Plan with respect to the Class A, Class C and Class R shares of the Fund pursuant to Rule 12b-1 promulgated under the 1940 Act. The Distribution and Service Plan provides that the Fund pays the Distributor at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Class A shares; not to exceed 0.75% of the average daily net assets attributable to the Class C shares; not to exceed 0.50% of the average daily net assets attributable to the Class R shares. In addition, also under the plan, the Fund may pay the distributor a monthly service fee, accrued daily and paid monthly, at an annual rate of up to 0.10% and 0.25% of the average daily net assets attributable to Class A and Class C shares, respectively, for servicing of shareholder accounts.

The Distribution and Service Plan provides that the Distributor may use amounts received (a) to make payments to brokers, financial intermediaries or other third parties (in each case, if qualified in the Distributor’s sole discretion) that have rendered assistance in connection with the distribution of the Fund’s shares and (b) for other expenses such as advertising costs and payment for the printing and distribution of prospectuses to prospective investors. With respect to Class R shares, such amounts may also be used to pay brokers, financial intermediaries and other third parties for the provision of personal services to Fund shareholders or services related to the maintenance of shareholder accounts, such as: sub-transfer agency, recordkeeping, and other administrative services to investors who invested in the Fund through an omnibus account; shareholder liaison services, such as responding to customer inquiries and providing information on their investments; processing and mailing trade confirmations, monthly statements, prospectuses, annual reports, semi-annual reports, and shareholder notices and other communications required by the Securities and Exchange Commission; capturing and processing tax data; issuing and mailing dividend checks to shareholders who have selected cash distributions; preparing record date shareholder lists for proxy solicitations; collecting and posting distributions to shareholder accounts; establishing and maintaining systematic withdrawals and automated investment plans and shareholder account registrations; providing office space, equipment and telephone facilities; and providing such other shareholder services as the Fund or Distributor may reasonably request.

4. Allocation of Income and Expenses. (a) The gross income of the Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses (as defined below), which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include those incurred by the Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Level Expenses”).

(b) Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to the Shareholder Services Plan or the Distribution and Service Plan; (ii) transfer agent fees attributable to a specific class; (iii) printing, postage and other expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) litigation or other legal expenses relating solely to one class; (vii) directors’ fees incurred as a result of issues relating to a specific class; and (viii) shareholder meeting fees incurred as a result of issues relating to a specific class.

Therefore, expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Fund Level Expenses will be allocated among the classes of shares based on their relative net asset values. Class Expenses shall be allocated to the particular class(es) to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among classes as a Fund Level Expense. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

5. Exchange Privileges. The Class A, Class C, Class I, Class R and Class Z shares of the Fund may be exchanged for shares of other Cohen & Steers funds, subject to the limitations set forth in the Fund’s prospectus. Certain classes of shares of the Fund may also be exchanged for certain other classes of shares of the Fund under the circumstances described in the Fund’s prospectus. For share exchanges between the Fund and another Cohen & Steers fund, any applicable sales charge, contingent deferred sales charge or redemption fee will apply as described in the Fund’s prospectus. The exchange privilege may be modified or revoked at any time upon 60 days’ prior written notice to shareholders and this privilege may be revoked immediately with respect to any shareholder if the Fund believes the shareholder is engaged in, or has engaged in, market timing or other abusive trading practices.

6. Conversion Features.

(a) Automatic Conversions. Class C shares will automatically convert to Class A shares 8 years after the date of purchase. When Class C shares convert, any other Class C shares that were acquired by the shareholder by the reinvestment of dividends and distributions will also convert to Class A shares on a pro rata basis. The conversion of Class C shares to Class A shares after 8 years is subject to any additional restrictions or eligibility requirements as described in the Fund’s prospectus as may be in effect from time to time.

(b) Conversions upon Request. At the request of a shareholder or its financial intermediary (which request may take the form of standing instructions), shares of a class may be converted to shares of another class of the same Fund, provided that the shareholder is eligible to purchase the new class. In addition, shares are not eligible to be converted until any applicable contingent deferred sales charge (“CDSC”) period has expired. Any conversion under this subsection 6(b) shall be conducted at the Fund’s discretion.

(c) Other Conversion Provisions. All conversions shall be subject to all Fund policies and procedures as to timing and size of the converted lot of shares.

7. Modification of the Plan. The Plan shall not be materially amended except by vote of a majority of both (a) the Directors of the Fund and (b) those Directors of the Fund who are not “interested persons” (as defined in the 1940 Act) of the Fund after finding that modification of the Plan, including the expense allocation, is in the best interests of each class individually and the Fund as a whole.

Effective: June 30, 2020

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